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                                                                  Exhibit 10 (p)

              DESCRIPTION OF INCENTIVE PAYMENT TO ALFRED M. ZEIEN
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At a meeting held February 16, 1995, The Board of Directors approved a plan to have Mr. Zeien remain as Chairman of the Board and Chief Executive Officer of the Company and not retire from the Company on his normal retirement date of March 1, 1995, after which, if retired, he would receive pension payments under the Company's Retirement Plan. In order to provide an incentive to Mr. Zeien to continue his employment in these capacities, the Board approved a payment to Mr. Zeien of $500,000 if he continues as Chairman of the Board and Chief Executive Officer of the Company through March 1, 1996, with any such amount being payable to Mr. Zeien after his retirement, and made an option grant to Mr. Zeien effective February 21, 1995, of 75,000 shares which will become exercisable on February 21, 1996.